UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 15, 2016

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 1559, Bothell, WA	98041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	425-892-4322

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Term Sheet with Microlin Bio, Inc.

On March 15, 2016, Marina Biotech, Inc. (the “Company”) issued a press release disclosing that it has executed a term sheet with Microlin Bio, Inc. (OTCQB: MICB) (“Microlin”), a development stage biotechnology company focused on the development of microRNA based therapeutics for cancer, under which Microlin intends to acquire the Company’s nucleic acid therapeutics assets for consideration consisting of 6.7 million shares of Microlin common stock and approximately $1 million in cash.

Completion of the proposed transaction is contingent upon certain closing conditions, including customary due diligence considerations, the negotiation, execution and delivery of a definitive asset purchase agreement, the approval of the Company’s stockholders and the completion by Microlin of a financing of at least $5 million. There can be no assurance that an asset purchase agreement or a closing will occur based on satisfaction of these conditions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

License Agreement

On March 16, 2016, the Company issued a press release disclosing that it has entered into a license agreement covering the Company’s SMARTICLES and DiLA2 platforms for the delivery of an undisclosed genome editing technology. This represents the first time that the Company’s combined delivery platforms, SMARTICLES and DiLA2 technologies, have been licensed in connection with gene editing. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press release of Marina Biotech, Inc. dated March 15, 2016
99.2	Press release of Marina Biotech, Inc. dated March 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

March 16, 2016	By:	/s/ J. Michael French
	Name:	J. Michael French
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Marina Biotech, Inc. dated March 15, 2016
99.2	Press release of Marina Biotech, Inc. dated March 16, 2016